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                                                                   EXHIBIT 10.06

                              ST. JOE CORPORATION
                        1650 Prudential Drive, Suite 400
                        Jacksonville, Florida 32201-1380


                                February 1, 1997


Michael F. Bayer
5442 Split Pine Court
Orlando, FL 32819

Dear Michael:

     St. Joe Corporation (the "Company") is pleased to offer you employment on the following terms.

1. Position. You will serve in a full-time capacity as Vice President-Human Resources and Administration of the Company and its wholly owned subsidiaries. You will report directly to the Chief Executive Officer. Your primary duties will be management of the human resources and administrative affairs of the Company.

2. Salary. You will be paid a salary at the annual rate of $167,500.00 (the "Base Salary"), payable in accordance with the Company's standard payroll practices for salaries employees. This salary will be subject to reevaluation on each January 1, commencing January 1, 1998. It may be increased but not reduced during your employment, pursuant to the Company's employee compensation policies in effect from time to time.

3. Bonus. You will be eligible to participate in the Company's annual discretionary bonus plan, which is based on overall Company performance and individual performance for the calendar year. Your initial participation will be in the plan for calendar year 1997, with an award range of 0% to 60% of your Base Salary. This award range will not be reduced during your employment with the Company.

4. Stock Options. Subject to the approval of the Company's Board of Directors Compensation Committee, you will be granted a nonstatutory option to purchase 25,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the Committee grants the option on your first day of employment, whichever is later. You will vest 20% of the option after 12 months of service, and the balance will vest in equal annual installments over the next 48 months of service, as described in the applicable stock option agreement. In the event of a Change in Control or termination of your employment for any reason other than cause or disability as defined in Paragraphs 9, 11, and 12, or your resignation, you will vest in the entire option. The option will have a 10-year term. In all respects not described in this letter, the option will be subject to the terms and conditions of the Company's 1997 Stock





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     Incentive Plan (the "Plan") and the applicable stock option agrement.  The
     Plan is in the process of being implemented and will be subject to the approval of the Company's shareholders.

5. Benefits. You and your family will be eligible for all benefit programs and perquisites that are offered from time to time to similarly situated officers of the Company, including life, health, dental, and disability insurance programs.

6. Expense Reimbursement. You will be eligible for reimbursement of necessary and reasonable business expenses subject to Company policy.

7. Relocation Benefits. Your relocation package will include packing and shipment of your office and household goods from Orlando to Jacksonville and storage for up to 120 days, reimbursement of all reasonable and customary expenses associated with the sale of your primary residence in Orlando and the purchase of a primary residence in Jacksonville, and temporary housing (not including meals and incidentals) in a Company apartment in Jacksonville through August 1, 1997. This date may be extended by the Company. In the event that you purchase a home in Jacksonville prior to the sale of your home in Orlando, the Company will reimburse you for the actual cost of your monthly mortgage payment for your home in Orlando for a maximum of four months after purchase of your Jacksonville home. You will be entitled to receive from the Company a gross-up payment equal to all federal and state taxes imposed on the reimbursement of nondeductible relocation costs and on the gross-up payment itself. The intent of the preceding sentence is to hold you harmless, in an after-tax basis, from the tax impact of all reimbursements of nondeductible relocation costs.

8. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, upon 30 days' written notice. Any contrary representations which may have been made to you are superseded by this offer. Except for other specific provisions of this Agreement relating to termination, this is the full and complete Agreement between you and the Company on this term. The "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9. Severance Pay. Notwithstanding Paragraph 8, in the event that the Company terminates your employment without your consent for any reason other than cause or disability, you will receive severance pay in a lump sum in an amount equal to 100% of your Base Salary at the rate in effect at the time of your termination, plus 50% of the amount of any bonus awarded you the prior year. However, if the termination of your employment under the preceding sentence occurs within 12 months after a Change in Control as defined in Paragraph 12, the amount of your severance pay will be 100% of your Base Salary at the rate in effect at the time of your termination, plus 75% of the amount of any
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      bonus awarded you the prior year.
            If termination of your employment is subject to this paragraph, the Company will provide you if applicable, COBRA reimbursement provided in Paragraph 5, and will provide you disability insurance coverage under the applicable Company plans for a period of 12 months following termination or until you start other full time employment, whichever is earlier.
            For purposes of this Agreement, "cause" means gross negligence, misconduct, non-feasance, a material breach of this Agreement, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony.

10. Termination Upon Death. If the event of your death during your employment, this Agreement shall terminate and the Company shall only be obligated to pay your estate or legal representative the Base Salary provided herein to the extent earned by your prior to such event.
            However, the Company may pay your estate or legal representative a bonus which you may have earned prior to your death. Any rights in stock options for which you were eligible prior to your death shall vest according to Company policy.

11. Disability. If you are unable to perform the services required of you as a result of any disability and such disability continues for a period of 120 or more consecutive days or an aggregate of 180 or more days during any 12-month period during your employment, the Company shall have the right, at its option, to terminate your employment. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you, your salary shall be payable to the extent of, and subject to, Company's policies and practices then in effect with regard to sick leave and disability benefits.

12. Definition of "Change in Control." For purposes of this Agreement, the term "Change in Control" means that:
      (a) 30% or more of the outstanding voting stock of the Company is acquired by any person or group other than the Aflred I. DuPont Testamentary Trust and the Nemours Foundation, except that this Paragraph (a) will not apply as long as the Alfred I. DuPont Testamentary Trust or the Nemours Foundation or any combination of both, owns more voting stock than such person or group; or
      (b) Shareholders of the Company other than the Alfred I. DuPont Testamentary Trust and the Nemours Foundation vote in a contested election for directors of the Company and through exercise of their votes cause the replacement of 50% or more of the Company's directors with directors who were not nominated by a majority of the directors who were in office before such contested election; or
      (c) The Company is a party to a merger or similar transaction as a result of which the Company's shareholders own 50% or less of the surviving entity's voting securities after such merger or similar transaction.

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            It is agreed that no Change in Control occurs as long as the combined ownership of the Alfred I. DuPont Testamentary Trust and the Nemours Foundation exceeds 50% of the outstanding voting stock of the Company. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

13. Special Termination Provision. In recognition of your commencement of employment before the Company's Stock Incentive Plan is in place and that existence of this Plan and your stock option award is a material factor in your decision to accept employment with the Company, if the Plan and your stock option award are not in effect and fully approved by all required Company and other entities and Company shareholders by June 15, 1997, you may, no later than July 15, 1997, at your sole discretion, terminate your employment with the Company. Upon such termination, the Company will pay you the prorated remainder of your full Base Salary for 1997 as provided in Paragraph 2, plus the minimum bonus for 1997, as provided in Paragraph 3. The Company also will pay necessary and reasonable expenses to move your office furniture and goods and will maintain health, dental, life, and disability insurance for you and those members of your family then covered by Company programs until January 1, 1998, or until you start other full-time employment, including self employment, whichever is earlier. You and the Company agree that this paragraph is your sole and exclusive remedy if the Company does not establish a Stock Incentive Plan and grant you the option described in Paragraph 4 before the date established in this paragraph.

14. Insurance and Indemnification. The Company will indemnify you for your actions as a Company employee or officer pursuant to Company policy and, prior to commencement of your service, will confirm it has in place adequate insurance coverage acceptable to you for your actions as a Company employee or officer.

15. Outside Activities. While employed by the Company, you will not engage in any other employment, or business activity for compensation without the written consent of the Company. While employed by the Company, you also will not compete with or assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company.

16. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withhold and payroll taxes.

17. Entire Agreement. This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.
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18.  Amendment and Governing Law.  This Agreement may only be amended or modified by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes will be governed by Florida law.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on February 14, 1997.

     We look forward to having you join us on or about February 3, 1997.

     If you have any questions, please call me at 904/358-5212.

                                             Very truly yours,

                                             ST. JOE CORPORATION


                                             By:/s/ Peter S. Rummell
                                                -----------------------------
                                                Peter S. Rummell
                                                Chief Executive Officer


I have read and accept this employment offer:

/s/ Michael F. Bayer
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Signature of Michael F. Bayer


Dated:  February 1, 1997